Exhibit 99.1

Freshpet, Inc. Amends and Restates Credit Facility

SECAUCUS, N.J. – May 16, 2019 – Freshpet, Inc. (NASDAQ: FRPT) (“Freshpet” or the “Company”) today announced the closing of an amended and restated $90 million senior secured credit facility (the “New Credit Facility”).  This New Credit Facility includes a $55.0 million delayed draw term loan facility and a $35.0 million revolving loan facility that replaces the Company’s prior $30.0 million revolver. The Company will have the ability to increase the New Credit Facility by up to an additional $75.0 million, subject to certain conditions. The New Credit Facility will mature on May 15, 2024.

Billy Cyr, Chief Executive Officer, stated, “Reducing our borrowing costs along with the increased size and flexibility of this amended facility will let us continue to expand and execute our Feed the Growth strategy.”

The New Credit Facility reduces the Company’s interest rate for borrowings by 25 basis points, compared to its prior facility.

About Freshpet

Freshpet’s mission is to improve the lives of dogs and cats through the power of fresh, real food. Freshpet foods are blends of fresh meats, vegetables and fruits farmed locally and made at our Kitchens in Bethlehem, PA.  We thoughtfully prepare our foods using natural ingredients, cooking them in small batches at lower temperatures to preserve the natural goodness of the ingredients. Freshpet foods and treats are kept refrigerated from the moment they are made until they arrive at Freshpet Fridges in your local market.

Our foods are available in select mass, grocery (including online), natural food, club, and pet specialty retailers across the United States, Canada and Europe. From the care, we take to source our ingredients and make our food, to the moment it reaches your home, our integrity, transparency and social responsibility are the way we like to run our business. To learn more, visit www.freshpet.com.

Forward Looking Statements

Certain statements in this release constitute “forward-looking” statements. These statements are based on management's current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Freshpet believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are many risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including, most prominently, the risks discussed under the heading “Risk Factors” in the Company's latest annual report on Form 10-K filed with the Securities and Exchange Commission. Such forward-looking statements are made only as of the date of this release. Freshpet undertakes no obligation to publicly update or revise any forward-looking statement because of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

CONTACT

ICR

Katie Turner

646-277-1228

katie.turner@icrinc.com